Exhibit 3.01

CERTIFICATE OF AMENDMENT

OF THE

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

Fairchild Semiconductor International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That at a meeting of the board of directors of the Company duly held on February 24, 2010, resolutions were duly adopted setting forth a proposed amendment to the Second Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that upon the recommendation of the nominating and governance committee, upon approval by the stockholders of Fairchild Semiconductor International, Inc., Section 5.B(c) of the company’s Second Restated Certificate of Incorporation shall be amended as provided below and that such amendment be, and hereby is, adopted:

RESOLVED, that, Section 5.B(c) shall read in its entirety as follows:

(c) Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes as provided by law. Each holder of Common Stock shall be entitled to one vote for each share upon all matters.

SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was duly approved by the stockholders of the Company’s Common Stock at the Company’s Annual Meeting of Stockholders on May 5, 2010.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Paul D. Delva, its Senior Vice President, General Counsel and Secretary, this 2nd day of June, 2010.

By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary